Exhibit 10.16

Compensatory Arrangements of Executive Officers and Directors for 2009

Messrs. Featherman, Quinn and Deitch and Ms. Smith are employed by the Corporation and the Bank pursuant to employment agreements included as exhibits to this Annual Report on Form 10-K.  Each of our other executive officers is employed on an at will basis.  The compensation to be paid in 2009 to the Corporation’s CEO, President, CFO, Executive Vice Presidents who were Named Executive Officers in our last filed proxy statement and key individuals of the American Home Bank division of the Bank (the “AHB Division”) will be based upon the annual salaries as set forth in the chart below.  The 2009 salaries indicated below reflect no increases over 2008 salaries.

Executive Officer	2009 Salary

John A. Featherman, III, CEO and Chairman of the Corporation and the Bank	$364,109
Kevin C. Quinn, President of the Corporation and the Bank	$275,734
John E. Balzarini, CFO of the Corporation and the Bank	$205,363
James M. Deitch, Managing Director of the AHB Division	$203,000
Clay T. Henry, Executive Vice President of the Wealth Management Division of the Bank	$196,267
Anna Ruth Smith, President of the AHB Division	$195,000

Messrs. Featherman, Quinn and Deitch and Ms. Smith receive benefits as described in their respective Employment Agreements.  Each of the other listed officers receives the Bank’s standard benefits package and is paid a car allowance or provided with an automobile leased by the Bank.  Each of the other listed officers is a party to a separate agreement with the Bank that provides certain benefits upon a change of control and, in the case of Mr. Henry, termination of service for certain other events.  Each of these agreements is included as an exhibit to this Annual Report on Form 10-K.  In addition, each of the listed executive officers may be eligible to receive incentive compensation pursuant to the Executive Incentive Plan, as amended (filed as Exhibits 10.30 and 10.31 to this Report), however, no executive incentive compensation was paid to these individuals in 2008, and no executive incentive plan has been adopted for 2009 at this time.

In 2009, directors who are not also officers of the Corporation or Bank (each a “non-employee director”) will receive a fee of $750 for each Corporation or Bank board meeting attended and $400 for each committee meeting attended.  Each non-employee director will also receive a $1,000 monthly retainer.  Additionally, a quarterly fee of $250 will be paid to Mr. DeBaptiste for serving as Second Vice Chair of the Board, a quarterly fee of $250 will be paid to Mr. Waldron for serving as the Secretary of the Board, a quarterly fee of $750 will be paid to Mr. Clarke for serving as the Chairman of the Audit Committee.  Other Committee Chairmen will be paid a quarterly fee of $250 for such service.  The non-employee directors receive a $1,000 fee for attending a training seminar.